VIRTUALSELLERS.COM, INC.
1000 - 120 North LaSalle Street
Chicago, Illinois 60602

March 1, 2001

MedWired Corporation
5613 DTC Parkway
Suite 850
Englewood, CO 80111-3028

Attention: Thomas Hazy

Re: Purchase of certain assets and the customer base of MedWired Corporation (the "Vendor") by Virtualsellers.com, Inc. (the "Purchaser")

In this letter agreement ("Letter Agreement") the Purchaser agrees to buy and the Vendor agrees to sell certain of the Vendor's assets as listed in Schedule "A" to this Letter Agreement for the price, and upon the terms hereinafter set forth.

The Purchaser and the Vendor agree that each of them has received good, valuable and sufficient consideration for the agreements made by them in this Letter Agreement. In that regard, Purchaser and Vendor do hereby agree as follows:

    On the Closing Date (as hereinafter defined) and subject to the terms of this Letter Agreement, the Vendor will sell, assign and transfer to the Purchaser, and the Purchaser will purchase, a 100% undivided interest in and to the assets listed in Schedule "A" to this Letter Agreement (the "Assets"), free and clear from any and all liens, charges or encumbrances whatsoever.

    The Vendor will deliver possession of the Assets to the Purchaser on the Closing Date (as defined herein).

    The closing (the "Closing") of the transaction contemplated by this Letter Agreement shall occur on a date (the "Closing Date") to be determined by the mutual agreement of Purchaser and Vendor, provided that the Closing Date shall not be later than March 15, 2001.

    Closing will take place by the exchange of appropriate solicitors' undertakings unless the Purchaser and the Vendor mutually agree upon a different method and procedure.

    The purchase price for the Assets shall be $200,000 payable in $150,000 in common shares in the capital of Purchaser, each of which will be issued at a deemed price per share of $0.62, being the fair market value of the common shares on February 27, 2001, such that an aggregate of 241,935 common shares (the "Purchase Shares") will be issued to the Vendor plus $50,000 cash. The Purchase Shares will be issued to the Vendor on the Closing Date unless, at least 10 days before the Closing Date, the Vendor delivers a written direction to the instructing the Purchaser to issue the Purchase Shares to a nominee, in which event the Purchase Shares will be issued to the named nominee on the Closing Date.

    The Purchase Shares have not been and will not be registered under the United States Securities Act of 1933 (the "1933 Act"), or under any state securities or "blue sky" laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or to U.S. Persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in case only in accordance with applicable state securities laws.

    The Purchase Shares will be subject to a one year hold period. The Vendor will provide and execute all representations and collateral agreements as are necessary to ensure that the issuance of the Purchase Shares complies with the requirements of all applicable securities legislation. *piggyback registration rights after six months from closing. One demand registration, costs to be paid by seller of said shares, twelve months from closing hereof.

    The Purchaser will issue the Purchase Shares from treasury as fully-paid and non-assessable shares in the capital of the Purchaser, free and clear of all liens, charges and encumbrances except as expressly provided for in paragraphs 6 and 7 of this Letter Agreement.

    From the date hereof until the Closing Date (the "Pre-Closing Period"), the Vendor will:

      not sell or dispose of any of the Assets;

      preserve, protect and maintain the Assets;

      preserve, protect and continuously update and maintain the Software (as that term is defined in Schedule "A" hereto) in "state of the art" and commercially saleable form;

      use its best efforts to make available to the Purchaser from time to time the Customer List described on Schedule "A" to this Letter Agreement (the "Customer List");

      carry on the Business (as defined in paragraph 10(a) of this Letter Agreement) in the ordinary course consistent with past practice and in compliance with all applicable laws, regulations and rules of all governmental authorities;

      not suffer or permit any encumbrance to attach to or affect any of the Assets;

      endeavour to preserve the goodwill of all who have business relations with the Vendor, including the customers listed in the Customer List;

      not enter into any transaction which could cause any representation or warranty of the Vendor contained herein to be incorrect on the Closing Date or constitute a breach of any covenant or agreement of the Vendor contained herein;

      the Vendor will give to the Purchaser and the Purchaser's counsel, accountants and other representatives full access, during normal business hours throughout the Pre-Closing Period, to all of the Vendor's books and records relating to the Business and the Assets, and will promptly furnish to the Purchaser during that period all such information as the Purchaser may request;

      on or before the Closing Date, obtain any and all required consents of any third parties to the sale, assignment and transfer of the Assets to the Purchaser at the Closing;

      on Closing Date and if requested by the Purchaser, notify all of the customers listed on the Customer List that the Vendor has sold the Assets to the Purchaser; and

      take or cause to be taken all corporate action as is necessary, including obtaining shareholder approval if necessary, to validly and effectively ratify the execution and delivery of this Letter Agreement by the Vendor and authorize the closing of the transactions contemplated hereby.

    The Vendor represents and warrants to the Purchaser, with the intent that the Purchaser shall rely on such representations and warranties in entering into this Letter Agreement and in closing the transactions contemplated hereby, that:

      the Vendor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the power and capacity to own and dispose of the Assets and to carry on the business of creating, improving, expanding, selling and servicing personalized Web Portals for physicians (the "Business");

      the Assets are all of the assets necessary or desirable to carry on the Business;

      the Software is an original work, as that term is used in the law of copyright, and does not include any "shareware", "freeware" or other third party software;

      the Vendor has obtained the necessary releases, assignments and waivers of any claim, right, interest or entitlement to the Software and Software Intellectual Property Rights (as that term is defined in Schedule "A" hereto), including a waiver of all applicable moral rights from its employees, representatives, independent contractors, consultants and any persons that have contributed to the creation, development, upgrade, maintenance of or any other work performed on the Software, and the Vendor will provide the Purchaser with a copy of all such releases, assignments and waivers;

      the Vendor has not previously, in any manner whatsoever, granted, licensed, transferred or assigned all or any part of its right, title, benefit and interest in the Software and Software Intellectual Property Rights to any persons and no person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of the Software and Software Intellectual Property Rights;

      the Purchaser has the sole right to bring actions for infringement of any Intellectual Property Rights (as defined herein);

      the Code (as that term is defined in Schedule "A" hereto) and User Documentation (as that term is defined in Schedule "A" hereto), in the form delivered to the Purchaser:

        are reasonably understandable and usable by trained and experienced computer-programming personnel,

        do not involve any proprietary languages or programming components that such personnel could not reasonably be expected to understand, using the User Documentation, which contains sufficient commentary to enable such personnel to understand and use the computer languages or components, and include all of the devices, programming and documentation necessary for the maintenance and support of the Software by the Purchaser, except for devices, programming and documentation commercially available to the Purchaser on reasonable terms through readily known sources not affiliated with or otherwise related to the Vendor or Purchaser.

      each of the Code and User Documentation to be delivered by the Vendor hereunder:

        has been prepared in a workmanlike manner and with professional diligence and skill,

        will function efficiently on the machines and with operating systems for which they are designed,

        is and will at all times be free from design errors, defects, deficiencies, malfunctions, bugs or other flaws which would render it unfit for the purposes intended;

        does not contain any back door, time bomb, drop-dead device or other software routine designed to disable the Software automatically or allow unauthorized access to the Software, with the passage of time or under the positive control of any person other than the Purchaser, is free from any software "viruses", and

        is Year 2000 compliant;

      the Vendor owns all of the right, title and interest in and to each of the Assets, free and clear of all liens, charges, pledges, security interests and encumbrances whatsoever;

      on the Closing Date, the Purchaser will receive all right, title and interest in each of the Assets, free and clear of all liens, charges and encumbrances;

      Schedule "A" contains a complete and accurate list of all the Assets;

      the Customer List, which is attached hereto as Schedule "B", contains a complete and accurate list of all customers of the Vendor's Business;

      all of the licences, permits, approvals, consents, certificates, registrations and authorizations as are necessary or desirable in the ordinary course of the conduct of the Business or otherwise for the use of the Assets have been obtained, are listed in Schedule "A", are in good standing, are transferable to purchaser and are not terminable on the basis of a transfer in ownership of the Assets;

      all registrations or filings with any governmental intellectual property offices, domestic and foreign, as are necessary or advisable to evidence or protect or preserve any intellectual property rights which are necessary to or used in connection with the Assets and the Business (the "Intellectual Property Rights") have been made and the Intellectual Property Rights are valid and enforceable;

      all of the Intellectual Property Rights are listed on Schedule "A";

      the financial statements of the Vendor for the period ending November 30, 2000 as set forth in Schedule "C" hereto, are accurate, complete and in an auditable form;

      other than as set forth on Schedule "D" hereto, there is no legal action pending or threatened by any person or entity relating to the Assets or the Business and the Vendor is not aware of any adverse claim which has ever been, or is currently being, threatened against the Assets or the Business or any of them, nor is it aware of any claim by any person or entity that any of the Intellectual Property Rights is or may be invalid or unenforceable or non-distinctive of the Vendor;

      the Vendor has not, in any manner whatsoever, granted, transferred, licensed or assigned or permitted to be granted, transferred, licensed or assigned any right or interest of any kind whatsoever in the Assets to any person or entity (other than the Purchaser) and the Vendor has not otherwise encumbered the Assets;

      the Vendor has made such examinations and other matters of diligence as may be necessary or advisable in order to confirm the representations and warranties made by it in this Letter Agreement and acknowledges that any breach or failure of its representations, warranties or covenants contained in this Letter Agreement will cause material consequential or indirect damages to the Purchaser;

      no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required or desirable in connection with the sale of the Assets by the Vendor to the Purchaser pursuant to this Letter Agreement;

      no representation or warranty in this Letter Agreement contains any untrue statement of a material fact;

      the representations and warranties contained in this Letter Agreement do not omit to state any material fact necessary to make any of them not misleading to a prospective purchaser of the Assets seeking full, true and plain disclosure as to the Assets or the Vendor;

      there will have been no material adverse change in the condition of the Assets or the Customer List during the Pre-Closing Period;

      the execution and delivery of this Letter Agreement and the completion of the transactions contemplated by this Letter Agreement has been duly and validly authorized by all necessary corporate action on the part of the Vendor, and this Letter Agreement constitutes a legal, valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms;

      neither the execution and delivery of this Letter Agreement, nor the completion of the purchase and sale contemplated by this Letter Agreement will:

        violate any of the terms and provisions of the constating documents or bylaws or articles of the Vendor, or any order, decree, statute, by-law, regulation, covenant or restriction applicable to the Vendor or any of the Assets;

        give any person the right to terminate, suspend the operation of, cancel or remove any of the Assets; or

        result in any fees, duties, taxes, assessments or other amounts relating to any of the Assets becoming due or payable other than any requisite sales tax payable by the Purchaser in connection with the purchase and sale;

      during the period beginning three (3) months prior to the date of this Letter Agreement and ending on the Closing Date, there has been (and will be) no termination or cancellation of, and no modification or change in, the Vendor's business relationship with any major customer or group of major customers listed in the Customer List; and

      the Vendor has no reason to believe that the benefits of any relationship with any of the customers listed in the Customer List will not continue after the Closing Date in substantially the same manner as prior to the date of this Letter Agreement.

    The Vendor will indemnify and hold the Purchaser harmless from and against:

      any and all liabilities, whether accrued, absolute, contingent or otherwise, existing at the Closing Date in connection with the Assets, the Business and/or the Customer List;

      any and all damages or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfilment of any covenant on the part of the Vendor under this Letter Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Purchaser under this Letter Agreement;

      any use of the Assets or any of them by the Purchaser which is alleged or determined to constitute an infringement of another person's rights; and

      any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

    The Purchaser represents and warrants to the Vendor, with the intent that the Vendor shall rely on these representations and warranties in entering into this Letter Agreement and in concluding the transactions contemplated hereby, that:

      the Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the power and capacity to enter into this Letter Agreement and carry out its terms;

      the execution and delivery of this Letter Agreement and the completion of the transactions contemplated by this Letter Agreement have been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and this Letter Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms; and

      the Purchase Shares, when issued, will be issued as fully paid and non-assessable shares free and clear of all liens, charges, claims or encumbrances, except as expressly provided for in paragraphs 6 and 7 of this Letter Agreement.

    All representations, warranties, covenants and agreements made by the Vendor and the Purchaser in this Letter Agreement or under this Letter Agreement shall, unless otherwise expressly stated, survive the Closing.

    The Purchaser's obligation to close the transactions contemplated by this Letter Agreement, including the obligation to deliver the Purchase Shares, is subject to the following conditions precedent which are to be satisfied, as applicable, on or before the Closing Date:

    the Purchaser and its solicitors having had a reasonable opportunity to perform the searches and other due diligence reasonable or customary in a transaction of a similar nature to that contemplated herein and that both the solicitors and the Purchaser are satisfied with the results of such due diligence;

    the Vendor will deliver to the Purchaser, within seven (7) days of execution of this Letter Agreement, the financial statements (including corporate tax returns, general ledger listings, adjusting entries and opening trial balances) of the Vendor;

    the Purchaser and its accountant having had a reasonable opportunity to review the financial statements (including corporate tax returns, general ledger listings, adjusting entries and opening trial balances) of the Vendor and that both the Purchaser and its accountant are satisfied with the content of such financial statements;

      that the representations and warranties of the Vendor contained in this Letter Agreement and in any certificate or document delivered pursuant to this Letter Agreement or in connection with the transactions contemplated hereby shall be true at and as of the Closing Date as if such representations and warranties were made at and as of such time;

      that the Vendor shall have performed and complied with all of the agreements, covenants and conditions required by this Letter Agreement to be performed or complied with by it on or before the Closing Date;

      that between the date hereof and the Closing Date, no change, event, or circumstance has occurred which materially adversely affects the Assets;

      that between the date hereof and the Closing Date, there has not been any substantial loss, damage, or destruction, whether or not covered by insurance, to any of the Assets;

      that during the Pre-Closing Period the Vendor shall have provided all information as may be necessary to update or complete the Schedules attached hereto;

      that no legal or regulatory action or proceeding shall be pending or threatened on the Closing Date by any person to enjoin, restrict or prohibit the purchase and sale of the Assets; and

      that the Purchaser shall have received duly executed copies of the consents or approvals referred to in this Letter Agreement, if any.

    The foregoing conditions are for the exclusive benefit of the Purchaser and any such condition may be waived in whole or in part by the Purchaser at or before the Closing Date by delivering to the Vendor a written waiver to that effect signed by the Purchaser.

    On the Closing Date the Vendor shall deliver or cause to be delivered to the Purchaser:

      such bills of sale, transfer documents and assignments, in form and content satisfactory to the Purchaser, as are appropriate to effectively vest good and marketable title to the Assets in the Purchaser to the extent contemplated by this Letter Agreement, and immediately registrable in all places where registration of such instruments is required;

      all transfers, assignments, agreements, certificates, documents, and instruments as may be necessary to effectively vest good and marketable title to the Software and the Software Intellectual Property Rights in the Purchaser free and clear of any encumbrances;

      a complete Code for the Software, together with functional and technical specifications acceptable to the Purchaser;

      an Assignment Agreement in a form satisfactory to the Purchaser whereby the Vendor assigns all the rights, title, benefit and interest in the Software and the Intellectual Property Rights to the Purchaser;

      any consents or approvals required to be obtained by the Vendor for the purpose of validly assigning the Assets to the Purchaser;

      possession of the Assets, free and clear of any encumbrances and of any other claim to possession;

      a certificate of the Vendor dated as of the Closing Date, acceptable in form and content to the Purchaser, certifying that:

        the Directors of the Vendor have passed a resolution duly authorizing the execution and delivery of this Letter Agreement and the completion of the transactions contemplated hereby;

        the shareholders of the Vendor have passed a resolution duly authorizing and approving the sale of the Assets as contemplated hereby; and

        the Vendor's representations and warranties contained in this Letter Agreement are true as of the Closing Date;

      the legal opinion of the solicitors for the Vendor, in form and content satisfactory to the Purchaser, to the effect that all necessary steps and corporate proceedings have been taken by the Vendor to permit the sale of the Assets as contemplated hereby, that this Letter Agreement and all documents and instruments delivered pursuant hereto have been duly and validly authorized, executed, and delivered by the Vendor and will constitute valid and legally binding obligations of the Vendor, and confirming such other matters as the Purchaser may reasonably require; and

      all such other documents and instruments as the Purchaser may reasonably require.

    Within 30 days of the Closing Date, the Vendor shall deliver or cause to be delivered all such documents as the Purchaser may reasonably require for the production of audited financial statements of the Vendor.

    On the Closing Date the Purchaser shall deliver or cause to be delivered the Purchase Shares to the Vendor or to a nominee, if so directed by the Vendor pursuant to this Letter Agreement.

    From the date of this Letter Agreement to the Closing Date, the Assets shall be and remain at the risk of the Vendor. If any of the Assets are lost, damaged or destroyed before the Closing Date, the Purchaser may elect, at Purchaser's sole discretion and in lieu of terminating this Letter Agreement, to complete the purchase to the extent possible without reduction of the purchase price, in which event all proceeds of any insurance or compensation in respect of such loss, damage or destruction (together with an amount equal to the amount of Purchaser's deductible, if any) shall be paid to the Purchaser and all right and claim of the Vendor to any such amounts not paid by the Closing Date shall be assigned to the Purchaser.

    For the period of twelve (12) months immediately following the Closing, the Vendor will not, without the prior written approval of the Purchaser, become engaged, directly or indirectly, as an employee, consultant, contractor, partner, principal, agent, proprietor, investor or advisor in a business or organization anywhere in the world where the Purchaser markets the Software that:

        develops, markets, sells or licences products or services competitive with the Software as developed, marketed, sold or licensed by the Purchaser; or

        provides consulting, maintenance, support or training services that are competitive with the consulting, maintenance, support or training services provided by the Purchaser;

    save for in accordance with the terms of this Agreement.

    For the period of two (2) years immediately following Closing of this Letter Agreement, the Vendor will not, directly or indirectly, contact or solicit any customers of the Purchaser anywhere in the world for the purpose of selling or supplying to such clients, any products or services which are competitive with the Software as developed, marketed, sold or licensed by the Purchaser.

    The Vendor confirms that the obligations in sections 19 and 20 of this Letter Agreement are fair and reasonable in the circumstances and that the Purchaser is relying on such obligations in entering into this Letter Agreement, given that, among other reasons, the Vendor's unique personal knowledge and familiarity with all aspects of the Software and that such obligations together with the Vendor's other obligations under this Letter Agreement are reasonably necessary for the protection of the Purchaser's proprietary interests. The Vendor further confirms that the geographic scope of the obligations herein are reasonable, given the potentially international nature of the market for the products and services of the Purchaser. The Vendor acknowledges and agrees that the obligations under this paragraph 21 will survive the Closing.

    After Closing, the Purchaser will be entitled but not obligated, at the Purchaser's expense, to:

        register copyright to any part or version of the Software in the name of the Purchaser or as may otherwise be appropriate in all copyright registry offices that the Purchaser may determine;

        mark the Purchaser's copyright notice on all copies of the Software and upgrades;

        register trade marks in association with the Software; and

        apply for patent protection for the Software or any function or feature thereof.

    The Vendor covenants and agrees to cooperate with the Purchaser and to take all such actions and to execute and deliver all documentation as may be necessary to facilitate the registrations referred to in paragraph 23 of this Letter Agreement.

    The parties shall execute such further and other documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Letter Agreement.

    If under this Letter Agreement or any document delivered under this Letter Agreement the Vendor becomes obligated to pay any sum of money to the Purchaser, then such sum may at the election of the Purchaser, and without limiting or waiving any right or remedy for the Purchaser under this Letter Agreement, be set-off against and shall apply to any sum of money or security owed by the Purchaser to the Vendor until such amount has been completely set-off.

    This Letter Agreement constitutes the entire agreement between the parties and there are no representations or warranties, express or implied, statutory or otherwise and no collateral agreements other than as expressly set forth or referred to in this Letter Agreement.

    Time shall be of the essence of this Letter Agreement.

    This Letter Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

    Delivery of an executed copy of this Letter Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Letter Agreement as of the date set forth on page one of this Letter Agreement.

    Unless otherwise provided, all dollar amounts referred to in this Letter Agreement are in lawful money of the United States.

    This Letter Agreement will enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors, and assigns.

    Wherever there is any conflict between any provision of this Letter Agreement and any present or future statute, law, ordinance, or regulation against which the parties have no legal right to contract, the latter will prevail; but in such event the provision of this Letter Agreement thus affected will be curtailed and limited only to the extent necessary to bring it within the requirements of the law. If any term, provision, covenant, or condition of this Letter Agreement or the application thereof to any person or circumstance will, at any time or to any extent, be invalid, illegal, voidable, or unenforceable, then the remainder of this Letter Agreement or the application thereof to persons or circumstances other than those as to whom it is held invalid, illegal, voidable, or unenforceable will not be affected thereby, and each term, provision, covenants, and condition of this Letter Agreement will be and remain valid and enforceable to the fullest extent permitted by law. If any tribunal or Court of competent jurisdiction deems any provision hereof (other than for the payment of money) unreasonable, then the said tribunal or Court may declare a reasonable modification hereof, and this Letter Agreement will be valid and enforceable, and the parties hereto will be bound by and perform the same, as so modified.

    Any notice required or permitted to be given under this Letter Agreement will be in writing and may be given by delivering, sending by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy, or sending by prepaid registered mail posted in the United States, the notice to the following address or number:

    If to the Purchaser:

    VirtualSellers.com, Inc.
    1000 - 120 North LaSalle Street
    Suite 1000
    Chicago, Illinois, 60602

    Attention: Mr. Dennis Sinclair
    Facsimile No.:  (312) 920-1870

    with a copy to:

    Clark, Wilson
    800 - 885 West Georgia Street
    Vancouver, B.C., Canada V6C 3H1

    Attention: Mr. Virgil Z. Hlus
    Facsimile No.:  (604) 687-6314

    If to the Vendor:

    MedWired Corporation
    5613 DTC Parkway
    Suite 850
    Englewood, CO 80111-3028

    Facsimile No.:  (303) 268-2911

    (or to such other address or number as any party may specify by notice in writing to another party). Any notice delivered or sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy on a business day will be deemed conclusively to have been effectively given on the day the notice was delivered, or the transmission was sent successfully to the number set out above, as the case may be. Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

    When the context hereof makes it possible, the word "person" appearing in this Letter Agreement includes in its meaning any firm and any body corporate or politic.

    This Letter Agreement will be governed by and construed in accordance with the law of Illinois, and the parties hereby attorn to the jurisdiction of the Courts of competent jurisdiction of Illinois in any proceeding hereunder. In accordance with the International Sale of Goods Act R.S.B.C. 1996, c. 236 and Article 6 of the United Nations Convention on Contracts for the International Sale of Goods set out in the schedule thereto, the parties hereby exclude from this Letter Agreement, the application of the United Nations Convention on Contracts for the International Sale of Goods.

    The Schedules attached hereto are hereby incorporated into this Letter Agreement and form a part hereof. All terms defined in the body of this Letter Agreement will have the same meaning in the Schedules attached hereto.

If you accept the foregoing terms and conditions, please date, sign and return the enclosed copy of this Letter Agreement to the undersigned.

Yours very truly,

VIRTUALSELLERS.COM, INC.

Per: /s/ Dennis Sinclair
Authorized Signatory

Accepted and agreed to March 1, 2001.

MEDWIRED CORPORATION

Per: /s/ signed
Authorized Signatory

LIST OF SCHEDULES

Schedule A: Assets

Schedule B: Customer List

Schedule C: Vendor's Financial Statements For the Period Ended November 30, 2000

Schedule D: List of Pending or Threatened Litigation